Exhibit 8.1
                                                                   -----------


                           SIGNIFICANT SUBSIDIARIES



         The following is a list of all of Koor Industries Ltd.'s significant subsidiaries, including the name, country of incorporation or residence, proportion of ownership interest and, if different, proportion of voting power held.


                                              Country of         Percentage           Percentage of
                                            Incorporation or     of ownership          voting power
Name of Subsidiary                             residence          interest        (if different from ownership)
---------------------------------------------------------------------------------------------------------------

Koor Corporate Venture Capital                  Israel                  100%                        *
Elisra Electronic Systems Ltd.                  Israel                   70%                        *
Makhteshim-Agan Industries Ltd.                 Israel                  52.4%                       *
ECI Telecom Ltd.                                Israel                  30.7%                       *
Telrad Networks Ltd.                            Israel                  100%                        *
Sheraton Moriah (Israel) Hotels Ltd.            Israel                  55.0%                       *
Knafaim Arkia Holdings Ltd.                     Israel                  28.3%                       *
Koor Trade Ltd.                                 Israel                  100%                        *

